EXHIBIT 10.3

CONSENT TO P2F TRANSACTION AND RELATED AGREEMENTS

Reference is hereby made to (i) those certain Senior Secured Convertible Notes dated July 31, 2006 and September 18, 2006, issued by Vertical Branding Inc. (“VBI” or the “Company”) to Gottbetter Capital Master, Ltd. (“GCM”), directly and as successor to Gottbetter Capital Finance, LLC (“GCF”), each in the original principal amount of $2,887,700, as the same have been amended from time to time (collectively the “Notes”); (ii) that certain Securities Purchase Agreement dated as of July 31, 2006, by and between the Company and GCM, as successor to GCF, and pursuant to which the Notes were sold and purchased, as the same may have been amended from time to time (the “Securities Purchase Agreement”), (iii) those certain warrants to purchase Company common stock identified as (x) Warrant No. G1 dated July 31, 2006, in the amount of 3 million shares, (y) Warrant No. 2008-001 dated December 1, 2008, in the amount of 115,000 shares, and (z) Warrant No. 2009-001 in the amount of 500,000 shares (collectively, the “Warrants”), (iv) that certain Security Agreement, dated as of July 31, 2006 (the “Security Agreement”), by and between the Company, the subsidiaries of the Company and GCM (as successor to Gottbetter Capital Finance, LLC) and (v) that certain Master Agreement by and between, among others, the Company and P2F Holdings, in the form attached hereto as Exhibit A, providing for the purchase of certain Company assets and the license of certain rights to Company products (the “P2F Agreement”).  Capitalized terms used in this Consent (the “Consent”), unless otherwise defined, shall have the meaning assigned to them in the Notes.

WHEREAS, the Company and GCM agree that it is in their respective best interests for the Company to enter into the P2F Agreement, subject to the agreements, amendments, covenants and other consideration hereinafter set forth;

NOW, THEREFORE, GCM and the Company hereby agree as follows:

1.

GCM consents to the Company’s entry into the P2F Agreement and the consummation of the transactions contemplated therein.  GCM hereby waives any and all (i) Events of Default relating to non-payment of principal or interest when due and owing under the Notes solely as of the date hereof (subject to the Company’s compliance with Section 2 of this Consent) and (ii) other Events of Default or breaches under any of the Transaction Documents existing as of the date hereof to the extent set forth on Schedule 1 attached hereto.  The waiver set forth in the immediately preceding sentence shall be effective upon (i) execution of the P2F Agreement (in the form attached hereto) by all parties thereto and (ii) payment of the accrued but unpaid interest set forth in Section 2 of this Consent.

2.

Upon receipt by the Company of the proceeds constituting the Advance, as defined in the P2F Agreement, the Company shall immediately pay to GCM by wire transfer the amount of $55,785.90 representing accrued but unpaid interest on the Notes through April 30, 2009.

3.

The Company hereby (i) acknowledges and agrees that this Consent shall constitute a Transaction Document (as defined in the Securities Purchase Agreement); accordingly, any references to the term “Transaction Document” or “Transaction Documents” in the Notes (as amended by the Amended and Restated Note, as defined below), the Security Agreement or the Securities Purchase Agreement shall also be deemed to include this Consent and the obligations of the Company contained herein; (ii) acknowledges and agrees that the obligations of the Company contained in this Consent, the Notes (as amended by the Amended and Restated Note), the Securities Purchase Agreement, the Security Agreement and the other Transaction Documents shall constitute Obligations (as defined in the Security Agreement); and (iii) adopts again, ratifies and confirms in all respects all of the Obligations, all of its obligations to GCM arising under this Consent, the Notes (as amended by the Amended and Restated Note), the Securities Purchase Agreement, the Security Agreement and the other Transaction Documents, and all of its obligations to GCM arising under any other instrument or agreement creating, evidencing or securing any of its obligations to GCM.  The Company confirms that all of the Obligations are secured by all assets of the Company and its subsidiaries pursuant and subject to the Security Agreement and the other Security Documents (as defined in the Securities Purchase Agreement) and acknowledges the validity of the liens granted in favor of GCM pursuant thereto.  The Company acknowledges that, in entering into this Consent, GCM has relied on the representations, warranties and waivers contained herein.

4.

Simultaneous with the execution of this Consent and the Company’s entry into the P2F Agreement, (a) GCM shall tender to the Company for cancellation the Notes, in the respective current principal amounts of $1,078,218.6 and $1,153,218.60, and the Company shall deliver to GCM an amended and restated senior secured note in the principal amount of $2,261,437.20 (which amount increases the aggregate principal balance by $30,000 in recognition of the Company’s outstanding reimbursement obligation to GCM pertaining to a consultant engaged by GCM) in the form attached hereto as Exhibit B (the “Amended and Restated Note”), and (b) the Company and GCM shall enter into the amendment to the Securities Purchase Agreement attached hereto as Exhibit C (the “SPA Amendment”).

5.

The Company agrees that, upon an Event of Default under the Amended and Restated Note, and the failure of the Company to cure such default within ninety (90) days thereof, the exercise price of the Warrants shall be reduced to $0.025.  The Company shall, within ten (10) days following execution of this Consent, deliver amended and restated Warrants to GCM containing this provision, which amended and restated Warrants shall be in form and substance reasonably satisfactory to GCM.

6.

The Company agrees that, in the event of any future sale by the Company or any of its subsidiaries of any debt or equity securities, excluding with regard to the exercise or conversion of any currently outstanding securities of the Company (a “Future Financing”), fifty percent (50%) of the proceeds received by the Company or any subsidiary in connection with such Future Financing shall be paid by the Company or such subsidiary to GCM and shall reduce the then outstanding principal balance of the Amended and Restated Note by such amount; any such payment shall be applied against the last payments that may come due and owing under the Amended and Restated Note.

7.

Beginning May 1, 2009, the annual salary for the Company’s Chief Executive Officer, Nancy Duitch, shall be reduced by 17.5% to $250,000, and the salary of the Company’s VP and Corporate Counsel, Chris Lipp, shall be reduced by 10% to $187,380.

8.

The Company agrees that (a) neither it nor any of its subsidiaries will award cash bonus compensation to executive officers of the Company unless and until the Company has reduced the principal balance of the Amended and Restated Note by $1 million, and (b) for so long as any portion of the Amended and Restated Note is outstanding, the Company and/or any of its subsidiaries shall only make such cash bonus awards if (i) approved by a majority of the non-executive members of the Company’s board of directors (“Board”) in accordance with its respective fiduciary obligations to its stakeholders and (ii) there does not exist an Event of Default or an Event of Default will not exist as a result of the payment of any such bonuses.  The Company further agrees to defer payment of the balance of Ms. Duitch’s 2007 annual bonus in the amount of $40,000 until the principal balance of the Amended and Restated Note has been reduced by $1 million.

9.

The Company agrees to cause its wholly owned subsidiary, Adsouth Marketing LLC (“ASM”), to pay to GCM all amounts, if any, received on collection of ASM’s accounts receivable existing on the date hereof in excess of the amount necessary to repay ASM’s obligations on its asset-based line of credit with BFI Business Finance Inc. (the “BFI ABL”), which amounts shall reduce the principal balance of the Amended and Restated Note accordingly; any such payment to GCM shall be applied against the last payments that may come due and owing under the Amended and Restated Note.  Any sale of Inventory to P2F, as contemplated by the P2F Agreement, shall reduce the amount outstanding on the BFI ABL.

10.

The Company shall pay to GCM (i) fifty percent (50%) of the Earn-Out (as defined in the P2F Agreement) received by the Company in excess of $450,000, if any, and (ii) one hundred percent (100%) of the Earn-Out received by the Company in excess of $800,000, if any, all such amounts to reduce the principal balance of the Amended and Restated Note; any such payment to GCM shall be applied against the last payments that may come due and owing under the Amended and Restated Note.

11.

For so long as the Amended and Restated Note is outstanding, the Company agrees, within thirty (30) days of the end of each calendar month, to provide GCM with monthly financial statements.  Until such time as the amounts, if any, to be paid under Paragraph 9 above shall have been paid, the Company agrees to provide GCM with a weekly accounts receivable report for ASM.

12.

For so long as the Amended and Restated Note is outstanding, GCM shall have the right to receive notice of, and to have one representative attend and observe, each meeting of the Company’s Board, provided that such representative shall not be entitled to be present for that portion of a Board meeting involving discussion or action on matters involving GCM or with regard to which there exists a potential conflict of interest between the Company and GCM.

IN WITNESS WHEREOF, GCM and the Company have executed this Consent this __ day of May, 2009.

GCM	VBI:

Stuart Sybersma	Nancy Duitch
Joint Liquidator	Chief Executive Officer
Gottbetter Capital Master, Ltd. (in voluntary liquidation)	Vertical Branding, Inc.
488 Madison Avenue, 12th Floor New York, NY 10022	16000 Ventura Blvd., Suite 301
Encino, CA 91436

EXHIBIT A

P2F Agreement

A-1

EXHIBIT B

Amended and Restated Note

B-1

EXHIBIT C

Amendment to Securities Purchase Agreement

C-1

SCHEDULE 1

Specified Events of Default/Breaches

1.

Any breach arising under that certain registration rights agreement by and between the Company and GCM, as successor to GCF, dated as of July 31, 2006, as amended.

2.

Any breach under any provision of the Securities Purchase Agreement which shall no longer be in effect as a result of the SPA Amendment.

3.

Any Event of Default under the Notes arising in connection with (i) number 1 or 2 above or (ii) the Company’s default under any junior or unsecured Indebtedness, provided that such waiver shall not extend to any future default on such Indebtedness insofar as such default would constitute an Event of Default under the Amended and Restated Note.

4.

Any Event of Default under the Notes which no longer constitutes an Event of Default under the Amended and Restated Note.

SC-1